                                                                   EXHIBIT 10.12



                                   NSI - NSK
                              AMENDED AND RESTATED
                         LICENSING AND SALES AGREEMENT

                         TABLE OF CONTENTS
                         -----------------

ARTICLE I                   DEFINITIONS.......................  2

     1.1  "Agreement".........................................  2
     1.2  "Bonus Payments"....................................  3
     1.3  "Commission Expense Cap"............................  3

     1.4  "Copyrights"  ......................................  3
     1.5  "Distributor Contract"..............................  3
     1.6  "Distributor Lists".................................  3
     1.7  "Independent Distributor Network"...................  3
     1.8  "Know-How"..........................................  3
     1.9  "Licensed Property".................................  4
     1.10 "Net Sales".........................................  4
     1.11 "NSI Independent Distributor".......................  4
     1.12 "Products"..........................................  4
     1.13 "Proprietary Information"...........................  4
     1.14 "Resident NSI Independent Distributor"..............  5
     1.15 "Sales Compensation Plan"...........................  5
     1.16 "Sales Aids"........................................  5
     1.17 "Starter Kit".......................................  5
     1.18  "Territory"........................................  5

ARTICLE II        GRANT OF LICENSE AND PARTIAL
              ASSIGNMENT OF OBLIGATIONS; LICENSE FEES.........  6

     2.1  Grant of License....................................  6
     2.2  Assignment of Obligations...........................  6
     2.3  NSI's Interest in Licensed Property.................  6
     2.4  Recitals of Value of Licensed Property..............  6
     2.5  Warranty of Title...................................  7
     2.6  Modifications.......................................  7
     2.7  License Fee.........................................  7
     2.8. Consulting Fee......................................  7
     2.9  Commission Expense Cap..............................  7

ARTICLE III        COMPUTATION AND PAYMENT TERMS..............  8

     3.1  Bonus Payments and Consulting Fee...................  8
     3.2  License Fee.........................................  9
     3.3 Records.............................................. 10
     3.4 Payments to NSI...................................... 10

     3.5 Default Rate......................................... 10

ARTICLE IV         CERTAIN OBLIGATIONS OF THE PARTIES
                         UNDER THE AGREEMENT.................. 10

     4.1  Certain Obligations, Rights and Duties of NSI....... 10
     4.2  Certain Obligations, Rights and Duties of NSK....... 11

ARTICLE V                STARTER KIT SALES.................... 12

     5.1  Agreement to Purchase Starter Kits.................. 12
     5.2  Pricing............................................. 13
     5.3  Payment Method...................................... 13
     5.4  Quantities.......................................... 13
     5.5  Quality of Starter Kits............................. 13
     5.6  Merchantability..................................... 13

ARTICLE VI GOVERNMENTAL APPROVALS, LAWS AND REGULATIONS....... 13

     6.1  Government Approvals................................ 13
     6.2  Compliance with Laws................................ 14
     6.3   Compliance with Licensed Property.................. 14

ARTICLE VII            TERM AND TERMINATION................... 14

     7.1  Term................................................ 14
     7.2  Termination......................................... 15
     7.3  Termination of Default.............................. 16
     7.4  Termination of Change of Control.................... 16
     7.5  Survival of Obligations............................. 16
     7.6  Reversion of Rights................................. 16

ARTICLE VIII       INFRINGEMENT; INDEMNIFICATION.............. 17

ARTICLE IX            NATURE OF RELATIONSHIP.................. 18

ARTICLE X                 CONFIDENTIALITY..................... 18

ARTICLE XI  MAINTENANCE OF LICENSED PROPERTY; RECORDING....... 19

ARTICLE XII                MISCELLANEOUS...................... 20

     12.1  Assignment......................................... 20
     12.2  Force Majeure...................................... 20

     12.3  Governing Law and Dispute Resolution............... 20
     12.4  Applicability of Post-Effective Law................ 21
     12.5  Waiver and Delay................................... 21
     12.6  Notices............................................ 22
     12.7  Integrated Contract................................ 23
     12.8  Modifications and Amendments....................... 23
     12.9  Severability....................................... 23
     12.10  Counterparts and Headings......................... 23

                              AMENDED AND RESTATED
                              --------------------
                         LICENSING AND SALES AGREEMENT
                         -----------------------------

     THIS AMENDED AND RESTATED LICENSING AND SALES AGREEMENT is made and entered into this ______day of November, 1996, between Nu Skin International, Inc. a corporation organized under the laws of the State of Utah, U.S.A.
(hereinafter referred to as "NSI"), and Nu Skin   Korea, Inc., a corporation
organized under the laws of the Republic of Korea and the State of Delaware, U.S.A. (hereinafter "NSK"). Hereinafter, NSI and NSK shall collectively be referred to as the "Parties".

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, NSI is engaged in the design, production and marketing of products and related sales aids, for multi-national distribution through a network of independent distributors; and

     WHEREAS, NSK desires to act as the exclusive wholesale distributor of NSI products in the Territory (as hereafter defined), having entered a separate written Wholesale Distribution Agreement with Nu Skin Hong Kong, Inc., the exclusive regional distributor of such products and sales aids in the Asia-Pacific region; and

     WHEREAS, NSI and NSK desire to implement NSI's Independent Distributor Network (as defined below) to promote sales of products and sales aids; and,

     WHEREAS, NSI desires to further develop and enlarge its Independent Distributor Network in the Territory with the assistance of NSK, for their mutual benefit, in accordance with the terms and conditions hereinafter provided; and

     WHEREAS, NSK recognizes and agrees that NSI has expended considerable time, effort and resources to develop and maintain the Licensed Property (as hereafter defined) and NSK further agrees it will derive a considerable benefit from its use of the Licensed Property in the Territory and from NSI's efforts and expenditures respecting the Licensed Property; and

     WHEREAS, NSI and NSK entered into a Licensing and Sales Agreement on February 8, 1996 (the "Prior Licensing and Sales Agreement"); and
     WHEREAS, the Parties wish to amend and restate the Prior Licensing and Sales Agreement as set forth herein;

     NOW THEREFORE, in consideration of the premises, the mutual promises, covenants, and warranties hereinafter set forth and for other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------
     For the purposes of this Agreement, the following words and terms shall have the meaning assigned to them in this Article I:

     1.1  "Agreement" shall mean this Amended and Restated Licensing and Sales
           ---------
Agreement (together with any exhibits and schedules hereto), as the same may be modified, amended or supplemented from time to time.

     1.2  "Bonus Payments" shall mean, for any NSI Independent Distributor, all
           --------------
monetary obligations due to such Distributor accrued under the terms of the Sales Compensation Plan and such Distributor's Distributor Contract with NSI.

     1.3  "Commission Expense Cap" shall mean, for any period, thirty-five
           ----------------------
percent (35%) of the aggregate amount (in Korean Won) of sales by NSK of Products during such period.

     1.4  "Copyrights"  shall mean any and all protectable software, programs,
           ----------
databases, source codes and applications owned by NSI or which NSI has a right to use, license or sub-license, relating directly or indirectly to the Independent Distributor Network, Distribution Lists or the Sales Compensation Plan.

     1.5  "Distributor Contract" shall mean, for any NSI Independent
           --------------------
Distributor, its contract with NSI pursuant to which NSI authorizes it to distribute NSI's Products and Sales Aids.

     1.6  "Distributor Lists" shall mean any and all individual or accumulated
           -----------------
name, address, identification number, sponsor name and/or similar lists of all present or future NSI Independent Distributors expressed in any medium.

     1.7  "Independent Distributor Network" shall mean the network of all NSI
           -------------------------------
Independent Distributors.

     1.8  "Know-How" shall mean any information, including, without limitation,
           --------
any commercial or business information, lists, marketing methods, marketing surveys, processes, specifications, quality control reports, drawings, photographs, or any other information owned by NSI, whether or not considered proprietary, relating to the Independent Distributor Network, the Distributor Lists, and the Sales Compensation Plan.

     1.9  "Licensed Property" shall mean the Independent Distributor Network,
           -----------------
the Distributor Lists, the Sales Compensation Plan, the Copyrights, and the associated Know-How.

     1.10 "Net Sales" shall mean, for any period, the number of Products,  Sales
           ---------
Aids and other items (exclusive of Starter Kits and goods sold on consignment) sold by NSK to NSI Independent Distributors during such period, multiplied by NSK's then current selling price to its distributors for each such Product, Sales Aids or items less applicable consumption taxes and returns or refunds reasonably accepted and credited by NSK during such period.

     1.11 "NSI Independent Distributor" shall mean a person or business entity
           ---------------------------
who has entered into a Distributor Contract.
     1.12 "Products" shall mean those goods sold by NSI which carry a point
           --------
value within the Sales Compensation Plan.

     1.13 "Proprietary Information" shall mean, without limitation, all
           -----------------------
information other than information in published form or expressly designated by either party in writing as non-confidential, which is directly or indirectly disclosed to the other party, regardless of the form in which it is disclosed, relating in any way to the following property owned by the Parties or which the Parties have been licensed to use or sub-license: (1) proprietary technical information related to the Licensed Property and the Starter Kit; (2) information respecting actual or potential customers or customer contacts and customer sales strategies, names, addresses, phone numbers, identification numbers, database information and its organization, unique business methods; (3) market studies, penetration data, customers, products, contracts, copyrights, computer programs, applications, technical data, licensed technology, patents, inventions, procedures, methods, designs, strategies, plans, liabilities, assets, cost revenues, sales costs, production costs, raw material sources and other market information; (4) other sales and marketing plans, programs and strategies; (5) trade secrets, Know-How, designs and proprietary commercial and technical information, methods, practices, procedures, processes, formulae with respect to manufacturing, assembly, design or processing products subject to this Agreement and any component, part or manufacture thereof; (7) profits, organization, employees, agents, distributors, suppliers, trade marks, trade names and services; (8) other business and commercial practices in general relating directly or indirectly to the foregoing; and, (9) computer disks or other records or documents, originals or copies, containing in whole or in part any of the foregoing.

     1.14 "Resident NSI Independent Distributor" shall mean any NSI Independent
           ------------------------------------
Distributor whose country of residence as shown on the records of NSI is in the Territory.

     1.15 "Sales Compensation Plan" shall mean the method employed by NSI to
           -----------------------
calculate Bonus Payments paid to the Independent Distributor Network upon the Sale of Products.

     1.16 "Sales Aids" shall mean materials, in whatever form and/or design
           ----------
produced to assist in the marketing of Products.

     1.17 "Starter Kit" shall mean those materials purchased by an NSI
           -----------
Independent Distributor upon the execution of a Distributor Contract which explains the Sales Compensation Plan and other NSI policies, procedures and programs, the contractual relationship with NSI and the marketing support programs for the Territory.

     1.18  "Territory" shall mean the country of the Republic of Korea.
            ---------

                                 ARTICLE II

                          GRANT OF LICENSE AND PARTIAL
                    ASSIGNMENT OF OBLIGATIONS; LICENSE FEES
                    ---------------------------------------

          2.1  Grant of License.  Subject to the terms and conditions of this
               ----------------
Agreement, NSI hereby grants to NSK an exclusive license to use the Licensed Property in the Territory; provided that all such uses shall comply in all
                           --------
material respects with the terms of this Agreement; and provided further that
                                                        --------
NSK shall not have the right to grant any right, title, use or sublicense for the Licensed Property.

          2.2  Assignment of Obligations.  NSI hereby transfers and assigns to
               -------------------------
NSK its obligations to make Bonus Payments to Resident Independent Distributors under their Distributor Contracts and NSK hereby accepts such transfer and assignment and assumes such obligations.

          2.3  NSI's Interest in Licensed Property.  NSI hereby retains legal
               -----------------------------------
title to the Licensed Property for all purposes, including but not limited to, the bringing or defending of any legal action in the Territory which it deems reasonable to protect its rights therein. NSK agrees to assist NSI in any manner to protect NSI's rights in the Licensed Property which NSI may reasonably request. NSI shall reimburse NSK for any third party costs incurred by NSK in providing such assistance.

          2.4  Recitals of Value of Licensed Property.  NSK recognizes and
               --------------------------------------
agrees that NSI has expended considerable time, effort and resources to develop, maintain and enhance the Licensed Property. NSK further agrees it will derive a considerable benefit from its use of the Licensed Property in the Territory and from NSI's efforts and expenditures respecting the Licensed Property.

          2.5  Warranty of Title.  NSI hereby warrants and represents that it is
               -----------------
the sole and exclusive owner of the Licensed Property and that to the best of its knowledge and information no claim exists or has been made contesting the ownership and title of said Licensed Property.

          2.6  Modifications.  NSK shall make no modification to the Licensed
               -------------
Property without the express, prior written consent of NSI.

          2.7  License Fee.  As compensation for the exclusive licenses granted
               -----------
pursuant to the terms of this Agreement, NSK shall pay to NSI a license fee equal to four percent (4%) of its Net Sales.

          2.8.  Consulting Fee. Until February 28, 1998, NSK shall pay to NSI a
                --------------
consulting fee (the "Consulting Fee") equal, for any period, to the costs incurred by NSI for such period in support of NSI Independent Distributors providing consulting services to NSK in establishing operations in the Territory, including training Resident NSI Distributors in product knowledge, motivational strategies, training methods, the Sales Compensation Plan and NSI's policies and procedures. The specific services to be provided by such NSI Independent Distributors to NSK may be adjusted by the Parties from time to time.

          2.9  Commission Expense Cap. Notwithstanding anything else in this
               ----------------------
Agreement, in no event shall the Consulting Fee paid by NSK to NSI in any month, if any, in aggregate with the Bonus Payments paid by NSK to Resident NSI Distributors, exceed the Commission Expense Cap.

                                 ARTICLE III

                         COMPUTATION AND PAYMENT TERMS
                         -----------------------------

          3.1  Bonus Payments and Consulting Fee.  Pursuant to Section 2.2
               ---------------------------------
hereof, NSK agrees to make Bonus Payments to Resident Independent Distributors under their Distributor Contracts and, pursuant to Section 2.8 hereof, NSK
agrees to pay a Consulting Fee to NSI under certain circumstances.   The
procedures for such payment  are as follows:

     3.1(a)  Within eight (8) days following the close of each month, NSK shall
     ------
     deliver to NSI, by electronic transmission or such other medium as the Parties shall agree to from time to time, a statement of NSK's sales of Products during such month (including a detail of sales to each NSI Independent Distributor to which sales were made during such month) and of such other items as NSI shall reasonably request from time to time (the "Detailed Sales Report").

     3.1(b)  By the later of twelve (12) days after receipt of the Detailed
     ------
     Sales Report or twenty (20) days after the end of such month, NSI shall deliver to NSK, by electronic transmission or such other medium as the parties shall agree to from time to time, a summary of information necessary for calculation of the Bonus Payments due to Resident Independent Distributors under their Distributor Contracts for such month (the "Monthly Bonus Amount"), a calculation of the Consulting Fee for such month and such other items as NSK shall reasonably request from time to time (the "Bonus Statement").

     3.1(c)  By the later of ten (10) days after receipt of  the Bonus Statement
     ------
     or thirty (30) days after the end of such month, NSK shall calculate and pay Bonus Payments due to the Resident Independent Distributors. Concurrently with or promptly after such payment NSK shall pay to NSI the Consulting Fee in accordance with the procedures set forth in Section 3.4(a) hereof.

     3.1(d)  The Parties agree that the Commission Expense Cap shall remain
     ------
     consistent with actual Bonus Payments to NSI Independent Distributors for Products sold in the territory and shall be negotiated and determined on an arm's length basis, and may be adjusted from time to time as agreed by the Parties in writing based upon an annual review thereof.

     3.2  License Fee.  The procedures for payment of the License Fees payable
          -----------
     hereunder are as follows:

     3.2(a) Within 30 days following the close of each month, NSK shall deliver to NSI, by electronic transmission or such other medium as the parties shall agree to from time to time, a statement of its Net Sales during such month in the Territory and a computation of the license fees payable under
     Section 2.7 hereof. NSK shall make payment of such license fees in accordance with Section 3.4(a) hereof concurrently with delivery of such statement.

     3.2(b) For purposes of computing the license fee, Products and Sales Aids shall be considered sold when recognized for accounting purposes as a sale by NSK as per U.S. GAAP.

     3.2(c) The Parties agree that the license fee shall remain competitive within the market and shall be negotiated and determined on an arm's length basis and may be adjusted from time to time as agreed by the Parties in writing.

     3.3 Records. Each Party shall keep complete and accurate records of its
         -------
compliance with its obligations under this Agreement which shall be open to inspection by authorized representatives of the other Party at any reasonable time.

     3.4 Payments to NSI. Payments made by NSK to NSI under this Agreement shall
         ---------------
be payable in Korean Won. Payments shall be made either directly to NSI in immediately available funds by wire transfer to an account designated by NSI or by such other means of payment acceptable to NSI from time to time.

     3.5 Default Rate.  Without limiting any of NSI's other rights and remedies
         ------------
under this Agreement, amounts outstanding under the terms of this Agreement not paid within 60 days from the date due and payable, and as set forth in the payment provisions herein, shall bear interest at the prime interest rate as reported in the Wall Street Journal plus two percent (2%) for the full period
                -------------------
outstanding.

                                   ARTICLE IV

             CERTAIN OBLIGATIONS OF THE PARTIES UNDER THE AGREEMENT
             ------------------------------------------------------

     4.1  Certain Obligations, Rights and Duties of NSI.  NSI agrees that, in
          ---------------------------------------------
addition to its other obligations under this Agreement, NSI will maintain and provide support for the Sales Compensation Plan. NSI agrees, among other things: (1) to maintain a computer system, including hardware, software, data links, computer peripherals, printers, etc. to adequately fulfill NSI's obligations under the Sales Compensation Plan; (2) to provide necessary training and support to NSK relating to the Resident Independent Distributors, including information relating to training methods, motivational strategies, convention and event planning, technical policies and procedure knowledge, etc; (3) to receive and use NSK's sales information to compute the correct and appropriate payments to the Resident Independent Distributors as set forth in Section 3.1(b) hereof; (4) in consultation with NSK, to discipline NSI Independent Distributors as it deems necessary to help insure the reputation of NSI; (5) to maintain a record of the Distributor Contracts and provide such information to NSK, as reasonably requested; and (6) to perform any other function or provide the necessary support to comply with the terms of this Agreement and to otherwise support and maintain the Independent Distributor Network within the Territory.

     4.2  Certain Obligations, Rights and Duties of NSK.  In addition to its
          ---------------------------------------------
other obligations under this Agreement, NSK agrees, among other things: (1) to maintain, at its sole cost and expense, such facilities and other places of business within the Territory necessary to effect the purposes and intentions of this Agreement and to bear all costs and expenses it incurs in the negotiation, memorialization, execution and performance of all leases, rentals, equipment, salaries, taxes, licenses, insurance, permits, telephone, telegraph, promotional, advertising, travel, accounting, legal and such similar expenses, relating to the business of NSK under the terms and conditions of this Agreement, unless otherwise agreed in writing by the Parties; (2) to manage its business affairs in such a manner that the reputation of NSI is not damaged;
(3) to sell Starter Kits to potential NSI Independent Distributors in accordance with all applicable laws and industry standards; (4) to collect requests for Distributor Contracts from potential NSI Independent Distributors and forward these contracts to NSI in a timely fashion (provided that all such requests for Distributor Contracts shall be reviewed for acceptance or rejection by NSI in the United States and in no instance shall NSK accept such Distributor Contracts,); (5) to train and lend assistance to NSI Independent Distributors in the Territory; (6) to transmit information regarding Net Sales to NSI Independent Distributors and such other information as NSI may reasonably request; (7) to pay Bonus Payments to Resident Distributor subject to settlement as set forth in Section 3.1 hereof; (8) to use its best efforts to monitor and supervise the activities of Resident NSI Distributors; (9) to use its best efforts to cause the enforcement of the Distributor Contracts to ensure compliance therewith and with NSI's policies and procedures and to any action against Resident NSI Distributors for violation of the terms and conditions of the Distributor Contract, NSI's policies and procedures, or any other rules and regulations of NSI or NSK as NSI shall reasonably request; and, (10) to perform any other function or provide support as NSI shall reasonably request to enable NSI to fully perform its obligations to the NSI Independent Distributors under the Sales Compensation Plan and their Distributor Contracts.

                                   ARTICLE V

                               STARTER KIT SALES
                               -----------------

     5.1  Agreement to Purchase Starter Kits.  The Parties acknowledge that
          ----------------------------------
pursuant to this Agreement NSK is being granted an exclusive license to use the Licensed Property, including the Independent Distributor Network, in the Territory. NSK agrees to use its best efforts in supporting the development of the Independent Distributor Network in the Territory selling to potential NSI Independent Distributors in the Territory starter kits which NSI has either (i) purchased from NSI, or (ii) has sourced and priced locally, or any part thereof, subject to review, approval and oversight of NSI and in accordance with instructions and specifications given by NSI.

     5.2  Pricing.  The Parties agree that the price of Starter Kits shall be
          -------
negotiated and determined on an arm's length basis and may be adjusted from time to time as agreed by the Parties in writing.

     5.3  Payment Method.  NSK shall pay the commercial invoices for Starter
          --------------
Kits shipped under this Agreement in the manner set forth in Section 3.4.

     5.4  Quantities.  NSK agrees to purchase sufficient quantities of the
          ----------
Starter Kits from NSI to fill orders, in a timely fashion, received from potential NSI Independent Distributors in the Territory.

     5.5  Quality of Starter Kits.  NSI shall use its best efforts to maintain
          -----------------------
and augment the quality, image and value of the Starter Kits such that Starter Kits sold in the Territory are consistent with the quality of those sold in the United States of America.

     5.6  Merchantability.  NSI warrants that Starter Kits sold to NSK pursuant
          ---------------
to this Agreement will be merchantable and of sufficient quality for sales within the Territory. If NSK determines that certain Starter Kits supplied under this Agreement are not merchantable, a claim for a refund of the price paid can be made within 45 days from the day the Starter Kits are received in the Territory. NSI agrees to refund, or credit the account of NSK for, the purchase price of such non-merchantable Starter Kits.

                                 ARTICLE VI

                  GOVERNMENTAL APPROVALS, LAWS AND REGULATIONS
                  --------------------------------------------

          6.1  Government Approvals.  NSK agrees to obtain, or cause to be
               --------------------
obtained, at its sole cost and expense, any governmental approval and make, or cause to be made, any filings or notifications required under all applicable laws, regulations and ordinances in the Territory to enable this Agreement to become effective or to enable any payment pursuant to the provisions of this Agreement to be made. NSK agrees to keep NSI informed of its progress in obtaining all such government approvals.

          6.2  Compliance with Laws.  Each party agrees to refrain from any
               --------------------
action that will cause the other party to be in violation of any applicable law, regulation, or ordinance of any jurisdiction in the Territory or the United States or elsewhere or any international convention or bilateral or multilateral treaty to which any jurisdiction in the Territory or the United States is a signatory, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Control Laws, and the U.S. Anti-Boycott laws.

          6.3   Compliance with Licensed Property.  NSI agrees to take, or cause
                ---------------------------------
to be taken, at its sole cost and expense, all actions necessary to ensure the compliance of the Licensed Property with applicable laws, regulations and ordinances in the Territory (including, without limitation, direct selling laws). NSI agrees to keep NSK informed of its progress in obtaining all such government approvals.

                                 ARTICLE VII

                              TERM AND TERMINATION
                              --------------------

          7.1  Term.  Subject to Section 7.2 hereof, this Agreement shall be for
               ----
a term ending on December 31, 2016 provided, however, that this Agreement is subject to renegotiation after December 31, 2001 in the event that (i), Blake M. Roney, Nedra D. Roney, Sandie N. Tillotson, Craig Tillotson, Craig Bryson, Steven J. Lund, Brooke B. Roney, Kirk V. Roney and Keith R. Halls (the "Existing Stockholders"), or members of their families, or trusts or foundations established by or for the benefit of the Existing Stockholders or members of their families on a combined basis no longer beneficially own a majority of the voting stock of Nu Skin Asia Pacific, Inc. ("Nu Skin Asia"), or (ii) the Existing Stockholders, or members of their families, or trusts or foundations established by or for the benefit of the Existing Stockholders or members of their families on a combined basis no longer beneficially own a majority of the voting stock of NSI.

          7.2  Termination.  This Agreement may be terminated by either party
               -----------
immediately or at any time upon the occurrence of any of the following events:

     (a)  the other Party shall commence any case, proceeding or other action
     (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar action; or

     (b) there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in clause (a) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days. Events described in clauses (a) and (b) of this Section
     7.2 shall be referred to as a Bankruptcy Event. If a Bankruptcy Event occurs, all amounts owing under this Agreement shall become immediately due and payable, without any notice thereof; or

     (c) if the other Party causes or allows a judgment in excess of twenty-five million dollars ($25,000,000) to be entered against it or involuntarily allows a lien, security interest, or other encumbrance to attach to its assets which secures an amount in excess of twenty-five million dollars ($25,000,000) to be placed upon its assets.

     7.3  Termination of Default.  This Agreement may be terminated by either
          ----------------------
party, if the other party is in default in the performance of any material obligation under this Agreement and such default has not been cured within sixty
(60) days after receipt of written notice of such default by the defaulting party.

     7.4  Termination of Change of Control.  This Agreement may be terminated by
          --------------------------------
NSI if Nu Skin Asia shall no longer own or control a majority of the voting interest in NSK or by NSK if the Existing Stockholders should no longer own or control a majority of the voting interest in NSI, with such termination to take effect thirty (30) days after NSI gives written notice to NSK of the occurrence of a change in control and its intention to terminate this Agreement based thereon.

     7.5  Survival of Obligations.  The obligations of the Parties to pay any
          -----------------------
sums which are due and payable as of the expiration or termination of this Agreement and their obligation under Section 2.3, Article VIII and Article X hereof shall survive the expiration or termination of this Agreement.

     7.6  Reversion of Rights.  Upon termination of this Agreement, all rights
          -------------------
and licenses herein granted to NSK shall immediately cease and shall revert to NSI, and NSK shall cease representing to any third party that it has any right to use, assign, convey or otherwise transfer the Licensed Property.

                                  ARTICLE VIII

                         INFRINGEMENT; INDEMNIFICATION
                         -----------------------------

     NSI hereby represents and warrants that, as of the date hereof, there are no infringement or misappropriation suits pending or filed or, to its knowledge, threatened against NSI within the Territory that relate to the Licensed Property and NSI is not presently aware of any such infringement or misappropriation.
NSI shall indemnify and hold NSK harmless from and against all claims, actions, suits, proceedings, losses, liabilities, costs, damages and attorneys' fees in respect of a third party claim alleging infringement or misappropriation by NSK in respect of its use of the Licensed Property in the Territory; provided that
                                                                 --------
NSK shall give NSI prompt written notice of any claim, action, suit or proceeding and without limiting the generality of Section 2.3 hereof, shall cooperate with NSI in the defense of any such claim, action, suit or proceeding. NSI shall have the right to select counsel in any such claim, action, suit or proceeding. In the event that any such claim, action or proceeding is successful, NSI shall use reasonable efforts to make such changes in the Licensed Property to permit NSK to continue to make use of the Licensed Property to permit NSK to continue to make use of the Licensed Property to permit NSK to continue to make use of the Licensed Property free and clear of all infringement and misappropriation. NSK shall give NSI prompt written notice of any infringement or misappropriation of the Licensed Property by any third party. NSI shall have the sole right to initiate any and all legal proceedings against any such third party and, without limiting the generality of Section 2.3 hereof, NSK shall cooperate with NSI in the pursuit of any such proceeding. NSI shall retain any damage award obtained from such third party.

                                   ARTICLE IX

                             NATURE OF RELATIONSHIP
                             ----------------------

     The relationship of NSK and NSI shall be and at all times remain, respectively, that of independent contractor and contracting party. Nothing contained or implied in this Agreement shall be construed to constitute either party as the legal representative or agent of the other or to constitute or construe the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party is authorized to conclude any contract or agreement or make any commitment, representation or warranty that binds the other or otherwise act in the name of or on behalf of the other.

                                   ARTICLE X

                                CONFIDENTIALITY
                                ---------------

          All Proprietary Information or other non-public or proprietary business or technical information owned or used by NSI or NSK and supplied to or acquired by the other whether in oral or documentary form (the "Confidential Information") shall be supplied and acquired in confidence and shall be solely for the use of the receiving party pursuant to this Agreement and such party shall keep the Confidential Information confidential and shall not disclose the same, at any time during the term of this Agreement or after its termination, except to its employees, or its affiliates, or its affiliates' employees for the purposes of its business in accordance with this Agreement and except as may be required by law; provided that if the receiving party determines that a disclosure is required by law, the receiving party shall notify the disclosing party in order to give the disclosing party an opportunity to seek an injunction or otherwise attempt to keep the Confidential Information confidential. The receiving party shall, at the request of the disclosing party, destroy or return the Confidential Information without retaining copies if, as and when this Agreement is terminated or expires. For purposes of this Agreement, the term "Confidential Information" shall not include information or documents that (i) become generally available to the public other than as a result of a disclosure by the receiving party, (ii) are otherwise lawfully available to the receiving party, or (iii) are generated independently by the receiving party. The provisions of this Article shall survive termination of this Agreement.

                                 ARTICLE XI

                  MAINTENANCE OF LICENSED PROPERTY; RECORDING
                  -------------------------------------------

          NSI shall use its best efforts and take all reasonable steps consistent with its existing internal policies and procedures and with this Agreement to maintain the Licensed Property in the Territory. In no event shall this clause be construed to require NSI to establish or maintain a branch office, subsidiary corporation or fixed place of business or similar permanent establishment in the Territory. NSI, in its sole discretion, shall have the right to record this Agreement or proof thereof, or to enter NSK as a registered user in the Territory. NSK agrees to cooperate, as reasonably requested by NSI, in arranging for such recordings or entries, or in bearing or canceling such recordings or entries in the event of amendments to or termination of this Agreement for any reason.

                                  ARTICLE XII

                                 MISCELLANEOUS

          12.1  Assignment.  This Agreement shall be binding on and inure to the
                ----------
benefit of the heirs, successors, assigns and beneficiaries of the Parties; provided that neither party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party's authorized representative. Any such attempted assignment, without the written consent provided herein, shall be void and unenforceable.

          12.2  Force Majeure.  The Parties shall not be responsible for failure
                -------------
to perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency of such government) affecting a party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of a party. If an event of force majeure should occur, the affected party shall promptly give notice thereof to the other party and such affected party shall use its reasonable best efforts to cure or correct any such event of force majeure.

          12.3  Governing Law and Dispute Resolution.  This Agreement shall be
                ------------------------------------
governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State. Any dispute arising out of this Agreement, if not resolved by mutual agreement of NSI and NSK within 30 days after written notice of such dispute is given by NSK or NSI, as the case may be, shall be resolved through arbitration with the Utah office and division of the American Arbitration Association ("AAA"). If the dispute is not resolved within such 30-day period, the Parties shall petition the AAA to promptly appoint a competent, disinterested person to act as such arbitrator. Within 30 days after the designation or appointment of such arbitrator, such arbitrator shall be required to commence the arbitration proceeding in the State of Utah at a time and place to be fixed by the arbitrator, who shall so notify NSI and NSK. Such arbitration proceeding shall be conducted in accordance with the applicable rules and procedures of the AAA, and/or as otherwise may be agreed by NSI and NSK. The decision of the arbitrator shall be final and binding upon NSI and NSK and may be enforced in any court of competent jurisdiction. The expenses and costs of such arbitration shall be divided and borne equally by NSI and NSK;

provided, that each of NSI and NSK shall pay all fees and expenses incurred by
--------
it in presenting or defending against such claim, right or cause of action.

          12.4  Applicability of Post-Effective Law.  The parties agree that
                -----------------------------------
neither the Vienna Convention on the International Sale of Goods nor any such similar law, treaty or act that becomes effective during the term of this Agreement shall be applicable to this Agreement or the transactions contemplated hereunder.

          12.5  Waiver and Delay.  No waiver by either party of any breach or
                ----------------
default in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

          12.6  Notices.  All notices, requests and other communications
                -------
hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, or if communicated by facsimile, cable or similar electronic means to the facsimile number or cable identification number as previously provided by each party to the other, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid, from any post office addressed as follows:

                     If to NSK:  General Manager
                                 Nu Skin Korea, Inc.
                                 Dabong Tower
                                 890-12 Deachi-dong
                                 Kangnam-ku
                                 Seoul, South Korea
                                 Facsimile No.: 822-552-9728

                     If to NSI:  Chief Operating Officer
                                 Nu Skin International, Inc.
                                 75 West Center Street
                                 Provo, Utah 84601, U.S.A.

                                 Facsimile No.:  (801) 345-5999

          Either party may change its facsimile number, cable identification number or address by a notice given to the other party in the manner set forth above.

          12.7  Integrated Contract.  This Agreement constitutes the entire
                -------------------
agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

          12.8  Modifications and Amendments.  No supplement, modification or
                ----------------------------
amendment of this Agreement shall be binding unless it is in writing and executed by both of the Parties.

          12.9  Severability.  To the extent that any provision of this
                ------------
Agreement is (or in the opinion of counsel mutually acceptable to both Parties would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

          12.10  Counterparts and Headings.  This Agreement may be executed in
                 -------------------------
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in the United States of America by their respective duly authorized representatives as of the day and year first-above written.

NU SKIN INTERNATIONAL, INC.      NU SKIN KOREA, INC.

BY:                              BY:
    ----------------------           --------------------------
    NAME:                            NAME:
    TITLE:                           TITLE: